Exhibit 99.1

IVAX DIAGNOSTICS RELEASES FIRST QUARTER RESULTS

IVAX Diagnostics Reports Record Revenues and First Profit

MIAMI—(BUSINESS WIRE)—May 13, 2004—IVAX Diagnostics, Inc. (AMEX:IVD) reported net revenues for the first quarter of 2004 of $4,732,000, an increase of 6.5% over the $4,444,000 from the same period of the previous year. The net income for the first quarter of 2004 was $19,000 compared to a net loss of $287,000 for the first quarter of 2003.

Giorgio D’Urso, CEO and president of IVAX Diagnostics, said, “We are pleased to have achieved profitability for the first time in our history as an independent public company. For the first quarter of 2004, our net cash flow from operating activities was $666,000 and our gross margin increased to 60.2% compared to 54.7% during the same quarter of the previous year. The increase in gross margin has primarily been the result of efficiencies in production that we expect to continue in the future. We believe we are well positioned for the future as we continue with our plans to introduce our new PARSEC™ System in the United States later this year. We expect this new automated instrument system to be compatible with not only our current reagent kits, but also additional test kits utilizing multiple technologies that we intend to add in the future. We believe that this flexibility will allow us to continue to grow with our core autoimmune and infectious disease products and expand into new testing areas and technologies in the future. For instance, we intend to include the key testing area of hepatitis testing on the PARSEC™ System.”

Phillip Frost, M.D., IVAX Diagnostics’ Chairman said, “We are all excited about the anticipated availability of the PARSEC™ System and the increased competitive status that we expect this technology to afford us. We believe that internal growth, strategic relationships, and acquisitions will drive our plans to expand into new testing sectors.”

About IVAX Diagnostics, Inc.

IVAX Diagnostics, Inc., headquartered in Miami, Florida, develops, manufactures and markets proprietary diagnostic reagents, instrumentation and software in the United States and Italy through its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l. and ImmunoVision, Inc. IVAX Corporation (AMEX:IVX, LSE:IVX.L) owns approximately 72% of IVAX Diagnostics, Inc.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Diagnostics, Inc., including, without limitation: risks and uncertainties regarding the PARSEC™ System, including, without limitation, that the PARSEC™ System may not be available when or perform as expected, that the PARSEC™ System may not be compatible with future additional kits or able to utilize multiple technologies, that the PARSEC™ System may not allow the integration of new diagnostic techniques, that we may not be successful in our marketing of the PARSEC™ System, that customers may not integrate the PARSEC™ System into their operations as readily as expected, and that the PARSECTM System may not afford IVAX Diagnostics increased competitive status; that IVAX Diagnostics may not grow its core autoimmune and infectious disease products or expand into new testing areas or technologies; that improved financial performance or results may not occur; that the efficiency of IVAX Diagnostics’ production may not continue; that IVAX Diagnostics may not expand into new testing sectors, including, without limitation, the risk that IVAX Diagnostics may not include hepatitis testing on the PARSEC™ System; that IVAX Diagnostics may not enter into additional strategic transactions or acquisitions; that IVAX Diagnostics may not experience internal or external growth; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risk factors set forth above, investors should consider the economic, competitive, governmental, technological and other factors discussed in IVAX Diagnostics’ filings with the Securities and Exchange Commission.

IVAX DIAGNOSTICS, INC.

RESULTS OF OPERATIONS

Period Ended March,	Three months
(In thousands, except per share data)	2004	2003
	(Unaudited)
Net revenues	$4,732	$4,444
Cost of sales	1,883	2,012

Gross profit	2,849	2,432

Operating expenses:
Selling	1,400	1,285
General and administrative	1,086	1,164
Research and development	318	347

Total operating expenses	2,804	2,796

Income (loss) from operations	45	(364)

Other income (expense), net	(8)	90

Income (loss) before income taxes	37	(274)

Provision for income taxes	18	13

Net income (loss)	$19	$(287)

Basic earnings (loss) per common share	$—	$(.01)

Diluted earnings (loss) per common share	$—	$(.01)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	27,672	27,519

Diluted	28,464	27,519

IVAX DIAGNOSTICS, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2004	2003
	(Unaudited)
ASSETS
Current assets	$28,581	$28,264
Property, plant and equipment, net	2,116	2,128
Other assets	7,821	7,973

Total assets	$38,518	$38,365

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$4,136	$3,931
Other long-term liabilities	503	471
Shareholders’ equity	33,879	33,963

Total liabilities and shareholders’ equity	$38,518	$38,365

Contact:	Duane M. Steele
IVAX Diagnostics, Inc.
305-324-2338
www.ivaxdiagnostics.com